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                                                                Exhibit 4.6

                             MODIFICATION AGREEMENT

         This Modification Agreement is entered into as of the 6th day of October, 2004, by and between KAHIKI FOODS, INC., a corporation organized and existing under the laws of the state of Ohio (the "Company"), and BARRON PARTNERS LP, (the "Barron").

                                    RECITALS

         A. The Company and Barron have entered into a $2.25 Common Stock Purchase Warrant and a $3.00 Common Stock Purchase Warrant, each dated February 27, 2004.

         B. The Company and Barron agreed to amend the provisions of the $2.25 Common Stock Purchase Warrant and the $3.00 Common Stock Purchase Warrant pursuant to an Addendum dated as of March 1, 2004 (the "Addendum").

         C. The parties desire to modify certain of the provisions of the above referenced Agreements.

         NOW, THEREFORE, in considerations of the premises and of the mutual covenants and agreements, and subject to the terms and conditions herein contained, the parties hereto agree as follows:

         Section 1. Section 6 of the $2.25 Common Stock Purchase Warrant is hereby deleted in its entirety.

         Section 2. Section 6 of the $3.00 Common Stock Purchase Warrant is hereby deleted in its entirety.

         Section 3. The Adjustment for Earnings formula contained in Section 7d of the $2.25 Common Stock Purchase Warrant, as amended by Section 3 of the Addendum, is hereby deleted in its entirety.

         Section 4. The Adjustment for Earnings Formula contained in Section 7d of the $3.00 Common Stock Purchase Warrant, as amended in Section 4 of the Addendum, is hereby deleted in its entirety.

         Section 5. Except as modified in this Modification Agreement, the Addendum, $2.25 Common Stock Purchase Warrant and $3.00 Common Stock Purchase Warrant are and shall remain in full force and effect. Each party hereby ratifies, confirms and approves such agreements as modified herein and that such agreements so modified, constitute the valid and binding obligations and agreements of each party, enforceable in the courts with their terms.

         Section 6. This Modification Agreement shall be governed by and construed and enforced in the courts with the laws of the United States of America and by the laws of the State of Ohio.


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         IN WITNESS WHEREOF, the Company and Barron have executed this
Modification Agreement, intending to be legally bound as of the date first above written.

                                                KAHIKI FOODS, INC.



                                                By: /s/ Michael Tsao
                                                    -------------------------


                                                BARRON PARTNERS LP



                                                By: /s/ Andrew Barron Worden
                                                    -------------------------